UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 22, 2015

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

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☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 28, 2015, Authentidate Holding Corp. (the “Company”) received a staff deficiency letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, the Company reported stockholders’ equity of $1,522,000, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Further, as of May 26, 2015, the Company does not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations and does not comply with the Nasdaq Listing Rules.

This notification has no immediate effect on the Company’s listing on the Nasdaq Capital Market. Nasdaq has provided the Company with 45 calendar days, or until July 13, 2015, to submit a plan to regain compliance with the minimum stockholders’ equity standard. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the notification letter, or until November 24, 2015, to evidence compliance.

The Company intends to promptly evaluate various courses of action to regain compliance and to timely submit a plan to Nasdaq to regain compliance with the Nasdaq minimum stockholders’ equity standard. However, there can be no assurance that the Company’s plan will be accepted or that if it is, the Company will be able to regain compliance. If the Company’s plan to regain compliance with the minimum stockholders’ equity standard is not accepted or if it is and the Company does not regain compliance by November 24, 2015, or if the Company fails to satisfy another Nasdaq requirement for continued listing, Nasdaq staff could provide notice that the Company’s common stock will become subject to delisting. In such event, Nasdaq rules permit the Company to appeal the decision to reject its proposed compliance plan or any delisting determination to a Nasdaq Hearings Panel.

Further, as previously reported, on January 28, 2015, the Company received a staff deficiency letter from Nasdaq notifying the Company that for the prior 30 consecutive business days, the closing bid price per share of its common stock was below the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Nasdaq provided the Company with 180 calendar days, or until July 27, 2015, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180 day grace period. If the Company’s common stock does not regain compliance with the Bid Price Rule during this grace period, it will be eligible for an additional grace period of 180 calendar days, provided that the Company satisfies Nasdaq’s continued listing requirement for market value of publicly held shares and all other initial listing standards for listing on The Nasdaq Capital Market, other than the minimum bid price requirement, and provides written notice to Nasdaq of its intention to cure the deficiency during the second grace period. If the Company does not regain compliance during the initial grace period and is not eligible for an additional grace period, Nasdaq will provide written notice that the Company’s common stock is subject to delisting from The Nasdaq Capital Market.

Accordingly, there can be no guarantee that the Company will be able to regain compliance with either of these requirements or be able to maintain its Nasdaq listing.

Item 8.01. Other Events.

On May 22, 2015, Authentidate Holding Corp. (“Authentidate”), together with its subsidiary Express MD Solutions, LLC (“ExpressMD” and together with “Authentidate”, the “Company”), entered into a License and Settlement Agreement (the “Agreement”) with Robert Bosch Healthcare Systems, Inc. (“Bosch”) providing for the resolution and dismissal, with prejudice, of the purported patent infringement lawsuit filed by Bosch against Express MD in January 2012 in the U.S. District Court for the Northern District of California, Case No. 5:12-cv-00068-JW. While the Company does not believe that it is infringing any of the asserted patents, in order to mitigate its risk and avoid further costs and distractions of litigation, it has entered into the License and Settlement Agreement. As previously reported by the Company, the complaint alleged that the Company’s “Electronic House Call” product infringes one or more claims of certain patents allegedly owned by Bosch. The Company had filed an answer to the complaint and asserted counterclaims seeking declarations that the patents are invalid and not infringed. Pursuant to an order of the court issued in February 2013, the case had been stayed pending the reexamination of the patents by the U.S. Patent and Trademark Office, until December 2014 when the court lifted the stay and set the case management schedule. The Agreement provides for the Company to be granted by Bosch a worldwide, non-exclusive, non-assignable, royalty bearing license under the patents, a covenant not to be sued under certain other patents owned by Bosch, and the dismissal, with prejudice, of the pending litigation. In consideration thereof, the Company agreed to pay Bosch an upfront payment and to pay certain royalties to Bosch for a three year period thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

	By:	/s/ Ian C. Bonnet

	Name:	Ian C. Bonnet
	Title:	Chief Executive Officer

Date: May 29, 2015

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